Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 4 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 18, 1996, relating to the financial statements and selected per share data and ratios for a share of beneficial interest outstanding of Growth and Income Portfolio, Capital Growth Portfolio, International Equity Portfolio, Asset Allocation Portfolio, U.S. Government Income Portfolio and Money Market portfolio (separately managed portfolios of Mutual Fund Variable Annuity Trust), appearing in the August 31, 1996 Annual Report to Shareholders of Mutual Fund Variable Annuity Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.




PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York 10036
October 30, 1996